EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS 2005 FIRST QUARTER RESULTS

ATLANTA, May 10, 2005, – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), today reported the Company’s consolidated results of operations for the quarter ended March 31, 2005 for the Company and its subsidiaries, including HomeBanc Mortgage Corporation (“HomeBanc Mortgage”). HomeBanc Mortgage is the taxable REIT subsidiary (“TRS”) that originates the Company’s mortgage loans.

Financial Highlights include:

•	REIT taxable income of $10.7 million, or $0.21 per share, based on average outstanding shares of 51.7 million for the three months ended March 31, 2005;

•	GAAP consolidated net loss of $7.6 million, or $0.15 per share, based on average outstanding shares of 51.7 million for the three months ended March 31, 2005, due primarily to the elimination of gain on sale of mortgage loans retained;

•	REIT portfolio assets increased to $3.7 billion at March 31, 2005;

•	Mortgage origination volume of $1.4 billion for three months ended March 31, 2005;

•	New loan application volume of $1.9 billion for the three months ended March 31, 2005, an increase of 34% over the quarter ended December 31, 2004; and

•	$1.5 billion of pending mortgage loan applications in the pipeline at March 31, 2005, an increase of 33% over the quarter ended December 31, 2004.

Patrick S. Flood, HomeBanc Chairman and CEO, commented, “The first quarter of 2005 was a continuation of the Company’s transition from a gain on sale model to a portfolio investment model. These results continue to validate our initial assumptions. Overall, during the quarter we accomplished our key objectives; portfolio growth and dividend performance were at or above our expectations; consolidated GAAP loss dropped as estimated; and our core operating business, HomeBanc Mortgage, continued to grow originations of mortgage loans. We are pleased with first quarter results and are excited about our upcoming opportunities in 2005.”

Comparison of the Three Months Ended March 31, 2005 and December 31, 2004:

•	REIT dividends per common share which were declared based on first quarter 2005 REIT taxable income, increased 12% to $0.19 per share from $0.17 per common share for the fourth quarter of 2004;

•	Total consolidated revenues increased $8.1 million, or 64%, to $20.8 million for first quarter of 2005 compared to $12.7 million in the fourth quarter of 2004, due to increased interest income and gain on sale of mortgage loans;

•	Net gain on sale, before provision for contingent losses on loans sold during the period and changes in the market value of our derivative financial instruments, was $8.5 million, or 177 basis points (“bps”), compared to $5.5 million, or 146 bps on loans sold in the fourth quarter of 2004;

•	Total expenses for the first quarter of 2005 increased $0.2 million, or 1%, to $31.8 million compared to the fourth quarter of 2004;

•	Total consolidated pre-tax GAAP loss for the first quarter of 2005 decreased 41% to $11.1 million compared to $18.9 million for the fourth quarter of 2004;

•	Total consolidated GAAP net loss for the first quarter of 2005 decreased 37% to $7.6 million, or $0.15 per share, compared to $12.1 million, or $0.27 per share, for the fourth quarter of 2004.

Comparison of the Three Months Ended March 31, 2005 and 2004:

•	Total consolidated revenues increased $8.2 million to $20.8 million for the first quarter of 2005 compared to $12.6 million the same quarter of 2004, due primarily to the growth in net interest income resulting from mortgage loans held for investment;

•	Net gain on sale, before provision for contingent losses during the period and changes in the market value of our derivative financial instruments, was $8.5 million, or 177 bps compared to $12.5 million or 172 bps on loan sales for the same period of 2004;

•	Total consolidated pre-tax GAAP loss for the quarter decreased 30% to $11.1 million compared to $15.9 million for the first quarter 2004;

•	Total consolidated GAAP net loss for the quarter ended March 31, 2005 was $7.6 million, or $0.15 per share based on average shares outstanding. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred from the TRS to the REIT and held for investment. During the period ended March 31, 2005, approximately $900 million of loans were transferred from the TRS to the REIT portfolio.

The Company’s REIT taxable income for the three months ended March 31, 2005 was $10.7 million. REIT taxable income, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that REIT taxable income is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is consolidated GAAP earnings. REIT taxable income should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. HomeBanc Corp. uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between GAAP earnings and REIT taxable income in the periods are intercompany gains on sale of loans from taxable REIT subsidiaries to HomeBanc excluded from income by SFAS No. 65, as amended.

The following is the reconciliation of GAAP losses to REIT taxable income for the three months ended March 31, 2005:

($s in thousands)	Three Months Ended March 31, 2005
REIT Taxable Income(1)	$10,687
Taxable REIT Subsidiaries Pre-tax Loss	(17,372)
GAAP Eliminations	(4,381)
Income Tax Benefit	3,508

Consolidated GAAP Loss (After-tax)	$(7,558)

(1)	We define REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. A REIT is required to distribute 90% of its REIT taxable income, which, in general, includes all dividends received from our taxable REIT subsidiaries (TRSs) (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by our TRSs), plus 90% of net after-tax income from foreclosure property.

Origination Volume

The Mortgage Bankers Association of America Finance Forecast dated April 14, 2005 (the “MBA Forecast”), predicts a 6% decline in total mortgage originations in 2005 versus 2004. In contrast, HomeBanc estimates that its mortgage originations will increase approximately 12% in 2005 over 2004. The Company’s total mortgage origination volume for the three months ended March 31, 2005 increased 10% compared to the same period of 2004 which compares favorably to industry expectations. The Company’s pipeline of mortgage applications at March 31, 2005 increased 33% to $1.5 billion compared to $1.1 billion at December 31, 2004. Additionally, the Company’s mortgage applications were 34% greater for the quarter ended March 31, 2005 as compared to the quarter ended December 31, 2004. Accordingly, the Company confirms its previously provided guidance of estimated total mortgage loan originations of approximately $6.0 billion to $6.5 billion in 2005.

The Company’s purchase money mortgage volume closed during the period for the three months ended March 31, 2005, increased 11% compared to the same period of 2004 and accounted for 75% of its total loan volume compared to the industry average of 54%. The Company’s refinance mortgage volume increased 8% for the three months ended March 31, 2005 compared to the same period of 2004.

During the latest quarter, the Company increased the number of strategic marketing alliances by 17% since December 31, 2004. Of the 230 strategic marketing alliances at March 31, 2005, 88 were residential realtors and 142 were home builders. The Company believes that development of these marketing alliances support the Company’s focus on consistent growth of purchase money mortgage originations.

On April 8, 2005, Mortgage Originator Magazine’s list of the “2004 Top Rookie Originators” in the country was announced. HomeBanc Mortgage associates captured 13 out of 45 slots on the list. “Rookie” is a common industry term for mortgage originators (or loan officers or mortgage consultants) with one year or less of mortgage origination experience. According to Mr. Flood, “This is the third consecutive year in which HomeBanc Mortgage has dominated this respected list. Our strong employment brand enables us to attract, hire and train mortgage consultants that generate industry-leading production results. Achieving 29% of the slots on this list affirms our core strategy of people development.”

Loans Held for Investment

Loans held for investment increased 28% to $3.7 billion at March 31, 2005 from $2.9 billion at December 31, 2004. The net interest margin for the portfolio was 1.30% for the quarter ended March 31, 2005 compared to 1.33% for the quarter ended December 31, 2004. Duration gap for the portfolio as measured by the net interest reset period was estimated to be neutral at March 31, 2005. “We continue to grow our investment portfolio as planned and likewise continue to achieve returns and credit quality that are consistent with our expectations,” said Kevin D. Race, HomeBanc President, Chief Operating Officer and Chief Financial Officer.

Net interest margin is a non-GAAP financial measure and is defined as the weighted average coupon earned on loans held for investment minus the weighted average coupon on the debt, including cost of hedges. The net interest margin discussed is a non-GAAP measure because it excludes other Company debt and earning assets and the related interest expense and interest income. The Company believes this is a useful measure since it shows the earnings on loans held for investment after the cost or related debt which the Company believes is an important driver of REIT taxable income, which in turn forms the basis for dividends on our common stock.

Loan Servicing

The Company serviced $4.2 billion in unpaid principal balance related to 24,467 mortgage loans at March 31, 2005, of which 22,219 loans were held by the Company and 2,248 loans were serviced for third party investors. The loan servicing portfolio carried a weighted average servicing fee of .36% at March 31, 2005. The mortgage loans held by the Company on a unit basis had a 90-day or greater delinquency rate of 0.03%.

Operating highlights:

($s in millions) Loan Originations:	Three Mos. Ended March 31, 2005	Three Mos. Ended December 31, 2004	% Change	Three Mos. Ended March 31, 2004	% Change
Total Originations	$1,385	$1,303	6%	$1,255	10%
Purchase	$1,036	$1,032	—	$933	11%
Refinance	$349	$271	29%	$322	8%

ARM	$1,087	$1,043	4%	$960	13%
Fixed	$298	$260	15%	$295	1%
Loans Sold to Third Parties	$482	$380	27%	$727	(34)%
Loan Applications	$1,948	$1,454	34%	$1,747	12%
Loan Appl. Pipeline at period-end	$1,455	$1,096	33%	$1,112	31%
Cust. Service Guarantee Redemptions	.26%	.35%		.46%
Cust. Satisfaction Survey – Top Box Rating	82.52%	78.43%		79.11%
Total Strategic Marketing Alliances (SMAs) – at period-end	230	197	17%	127	81%
Realtors	88	85	4%	58	52%
Builders	142	112	27%	69	106%
Total SMA Locations – at period-end	271	250	8%	183	48%
Realtors	129	138	(7%)	114	13%
Builders	142	112	27%	69	106%

	As of and for the quarter ended
($s in millions)	March 31, 2005	Dec. 31, 2004
Loans Held for Investment:
Loans Held For Investment, net	$3,656	$2,937
Weighted Average Coupon	4.78%	4.39%
Collateralized Debt & Other Debt	$3,546	$2,803
Average Cost of Funds including Hedges	3.48%	3.06%
Gross Net Interest Margin	1.30%	1.33%
Portfolio Composition
1-month interest-only ARMs	14.2%	17.5%
6-month interest-only ARMs	34.7%	44.2%
3-year fixed/6-month interest-only ARM	11.8%	8.3%
5-year fixed/6-month interest-only ARM	29.9%	21.9%
7-year fixed/6-month interest-only ARM	3.9%	2.1%
All other mortgage loans	5.5%	6.0%

Total	100.0%	100.0%
Average FICO Score	726	726
Average 1st Mortgage LTV	74.6%	78.5%

($s in millions)	Three Mos. Ended March 31, 2005	Three Mos. Ended December 31, 2004	% Change
Loan Servicing:
Total Servicing Portfolio	$4,180	$3,402	23%
Loans Serviced for Third Parties	$524	$465	13%
Loans Serviced for REIT	$3,656	$2,937	24%
Wtd Average Service Fee—Securitized	0.352%	0.375%
Wtd Avg Service Fee – Third Parties	0.408%	0.435%
REIT Portfolio Delinquency of 90 days or more – per unit basis	0.028%	0.025%

Noteworthy Events in the Quarter

On February 9, 2005, HomeBanc completed a public offering of 10,925,000 shares of its common stock at a price to the public of $9.10. Net proceeds to HomeBanc from the offering were approximately $93 million. The net proceeds were used to reduce debt facilities and for general corporate purposes.

On February 24, 2005, HomeBanc completed a public offering through HomeBanc Mortgage Trust 2005-1 of approximately $1.093 billion of long-term collateralized debt backed by adjustable-rate, residential first mortgage loans. This is the Company’s first transaction completed under its securitization shelf registration statement and is consistent with the Company’s strategy of originating and retaining high quality, adjustable-rate mortgage loans and match funding of such loans with securitized debt. All of the loans underlying the notes were originated by HomeBanc Mortgage.

On March 31, 2005, the Company completed a public offering through HomeBanc Mortgage Trust 2005-2 of approximately $170.9 million of sequential-pay notes backed by adjustable-rate, residential closed-end second mortgage loans. The sequential-pay structure allows principal to be distributed to these notes sequentially in order of priority, which is different from the pro-rata payment structure used in previous HomeBanc Mortgage Trust securitizations, which required that principal be distributed concurrently among all classes of notes. All of the loans underlying the notes were originated by HomeBanc Mortgage.

According to Mr. Race, “We have now completed four securitization transactions totaling in excess of $3 billion and we are pleased that with each successive transaction our funding costs have improved and our leverage has exceeded our expectations. We remain optimistic in our ability to create a strong and sustainable net interest margin from our investment portfolio activities.”

Dividend Reinvestment and Stock Purchase Plan

The Company offers a dividend reinvestment and stock purchase plan. SunTrust Bank is the plan administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting SunTrust Bank at 800-568-3476.

Conference Call

HomeBanc Corp. will host a conference call on Wednesday, May 11, 2005 at 10:30 a.m. eastern time, to discuss first quarter results. The conference call dial-in number is 800-218-0530. You may also listen to the call on www.fulldisclosure.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial Reports and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until May 25, 2005. An audio replay will also be available until May 25, 2005 by dialing 800-405-2236 and providing access code 11028432.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s expectations about portfolio growth, dividends and reductions in GAAP losses in future periods; REIT taxable income; statements regarding expectations and guidance of increased mortgage originations for the company for 2005, total industry mortgage originations for 2005, and growth in the Company’s portfolio of retained mortgage loans; and the Company’s ability to achieve continued success in execution of our strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production, our product mix and our interest sensitive assets and liabilities; mortgage loan prepayment assumptions and estimated lives of loans; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; risks related to its execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

HomeBanc Corp.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(Amounts in thousands, except share and per share data)
Revenues:
Net gain on sale of mortgage loans	$8,583	$11,460
Other revenue	1,064	475

Interest income	42,051	4,925
Interest expense	(30,416)	(4,066)

Net interest income	11,635	859
Provision for loan losses	528	208

Net interest income after provision for loan losses	11,107	651

Total revenues	20,754	12,586

Expenses:
Salaries and associate benefits, net	15,055	10,116
Marketing and promotions	6,354	4,944
Occupancy and equipment expense	3,805	8,910
Depreciation	1,873	1,266
Interest expense, other	—	378
Minority interest	25	24
Other operating expense	4,708	2,879

Total expenses	31,820	28,517

Loss before income taxes	(11,066)	(15,931)
Income tax benefit	(3,508)	(6,831)

Net loss	$(7,558)	$(9,100)

Net loss applicable to common shares	$(7,558)	$(9,100)

Net loss per common share outstanding:
Basic and diluted	$(0.15)	$(1.40)
Weighted average common shares outstanding:
Basic and diluted	51,691,950	6,482,573

HomeBanc Corp.

Condensed Consolidated Balance Sheet

(Unaudited)

	March 31, 2005	December 31, 2004
	(Amounts in thousands, except share and per share data)
Assets
Cash	$28,345	$12,232
Restricted cash	617	6,877
Mortgage loans held for sale	273,434	252,378
Mortgage loans held for investment, net of allowance of $3,398 and $2,870, respectively	3,655,922	2,937,156
Mortgage servicing rights, net	5,517	5,097
Accounts receivable	66,576	34,972
Prepaid assets, net	3,200	3,551
Premises and equipment, net	33,994	33,025
Goodwill, net	39,995	39,995
Deferred tax asset, net	15,524	11,973
Other assets, net	47,232	22,697

Total assets	$4,170,356	$3,359,953

Liabilities and shareholders’ equity
Warehouse lines of credit	$242,087	$333,783
Aggregation credit facilities	479,839	869,429
Loan funding payable	94,622	69,831
Debt	2,959,594	1,785,900
Other liabilities	37,531	49,981

Total liabilities	$3,813,673	$3,108,924

Minority interest	11	16
Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred Stock – par value $0.01; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock – par value $0.01; 150,000,000 shares authorized; 56,426,117 shares issued and outstanding (45,501,117 at December 31, 2004)	$564	$455
Additional paid-in capital	388,300	294,809
Accumulated deficit	(53,508)	(45,950)
Accumulated other comprehensive income	21,316	1,699

Total shareholders’ equity	356,672	251,013

Total liabilities and shareholders’ equity	$4,170,356	$3,359,953

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